Exhibit 10.5

TRI POINTE GROUP, INC.
2013 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED CASH AWARD AGREEMENT
TRI Pointe Group, Inc., a Delaware corporation (the “Company”), hereby grants to [NAME] (the “Employee”) as of [DATE] (the “Grant Date”), pursuant to the terms and conditions of the TRI Pointe Group, Inc. 2013 Long-Term Incentive Plan, as amended (the “Plan”), a performance-based cash award (the “Award”), upon and subject to the restrictions, terms, and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms used in this Agreement and not defined herein or set forth in Attachment A have the respective meanings given to them in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Employee accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company, or by approving this Agreement by electronic means in a manner that has been approved by the Company.
2.    Grant. The Company hereby grants to the Employee the Award, which entitles the Employee to earn a cash payment in an amount equal to the product of (a) the Cash Target Amount, and (b) the Percentage of the Award that Vests. Employee shall not be entitled to any privileges of ownership with respect to the cash subject to the Award unless and until, and only to the extent, such cash award becomes vested pursuant to Section 3 hereof.
3.    Performance Period and Vesting.
3.1.    Performance-Based Vesting Conditions. The Award granted pursuant to this Agreement shall constitute a Performance Award (as defined in the Plan). Except as otherwise provided in this Section 3, if and to the extent that all or a portion of the Award (as determined in accordance with the provisions of this Section 3 and Attachment B) shall vest on the Vesting Date as a result of the Company satisfying the Performance Measures set forth in Attachment B to this Agreement over the Performance Period, the Employee shall become vested in the cash Award, or the applicable portion thereof, if any, on the Vesting Date, provided that the Employee does not incur a Separation from Service before the Vesting Date. As used herein, (i) the term “Performance Period” shall mean the one-year period beginning on [DATE] and ending on [DATE] and (ii) the term “Vesting Date” shall mean the date on which the vested portion of the cash under the Award is delivered under Section 4.
3.2.    Separation from Service; Failure to Satisfy Performance Measures; Change in Control.
3.2.1.    Except as otherwise provided in this Section 3.2 and Sections 5.9(a) and 5.9(b) of the Plan, if the Employee incurs a Separation from Service prior to the Vesting Date for any reason, then the entire Award shall be immediately forfeited by the Employee for no consideration and cancelled, effective as of the date of the Employee’s Separation from Service.
3.2.2.    If the Employee incurs a Separation from Service (i) by the Company (or its successor-in-interest after a Change in Control) without Cause or (ii) by the Employee for Good Reason (each, an “Involuntary Termination”), the Award shall be eligible to vest as follows: (a) the proportion of the Award vesting under this provision shall be equal to the number of days in the Performance Period that elapsed before the Involuntary Termination divided by the total number of days in such Performance Period (for the avoidance of doubt, net of any proportion of the Award that has already vested), and (b) the amount of the Award vesting under this provision shall be based on actual achievement of the Performance Measures measured at the end of the Performance Period. Any awards vesting under this provision shall vest at the end of the applicable Performance Period.
As used herein, a “Change in Control” means (i) the acquisition, other than from the Company, by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than 65% of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or (ii) the consummation of a reorganization, merger, or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, or consolidation; or (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company; or (iv) individuals who at the beginning of any two-year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two-year period and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (A) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (B) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents, or an actual or threatened tender offer. Notwithstanding the foregoing, (I) any bona fide primary or secondary public offering shall not constitute a Change in Control and (II) if a Change in Control constitutes a payment event with respect to any payment or benefit that provides for the deferral of compensation and is subject to Section 409A, the Change in Control transaction or event with respect to such payment or benefit must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A.
As used herein, the term “Good Reason” shall be defined as that term is defined in the Employee’s offer letter, employment agreement, change in control agreement, or other similar agreement; or if there is no such definition, “Good Reason” shall mean any of the following are undertaken without the Employee’s prior written consent: (a) a material diminution in the Employee’s title, authority, duties, or responsibilities that substantially reduces the nature or character of the Employee’s position with the Company (or the highest parent entity if the Company has one or more parent entities); (b) a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (c) a material reduction by the Company of the Employee’s target annual bonus as in effect immediately prior to such reduction; (d) relocation of the Employee’s principal office (defined as a relocation of the Employee’s principal office to a location that increases the Employee’s one-way commute by more than 50 miles), provided, that, for the avoidance of doubt, reasonable required travel by the Employee on the Company’s business shall not constitute a relocation; (e) a change in the Employee’s title following a Change in Control such that the Employee does not serve as [TITLE] of the surviving entity’s highest parent entity; or (f) any material breach by the Company of any provision of this Agreement. Notwithstanding the foregoing, the Employee’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (A) the Employee provides written notice thereof to the Company within 30 days after the first occurrence of such event; (B) to the extent correctable, the Company fails to remedy such circumstance or event within 30 days following the Company’s receipt of such written notice; and (C) the effective date of the Employee’s resignation for “Good Reason” is not later than 90 days after the initial existence of the circumstances constituting Good Reason.
3.2.3.    If the Employee does not incur a Separation from Service before the Vesting Date, but the Performance Measures set forth in Attachment B to this Agreement do not equal or exceed the Maximum Performance Level, and the Employee thus does not become vested in 200% of the Cash Target Amount, then the right to receive any portion of the cash under the Award in which the Employee does not become vested pursuant to the Performance Measures set forth in said Attachment B shall be immediately forfeited by the Employee for no consideration and cancelled, effective as of the last day of the Performance Period.
4.    Delivery of Cash Payment. Subject to Section 6, within 30 days after the determination of the Performance Measures set forth in Attachment B, in whole or in part, but in no event later than 180 days after the end of the Performance Period, the Company shall deliver or cause to be delivered the vested portion of the cash under the Award, as calculated in accordance with this Agreement and Attachment B hereto. Prior to the payment to the Employee of the cash that has vested under the Award, the Employee shall have no direct or secured claim in any specific assets of the Company, and will have the status of a general unsecured creditor of the Company.

5.	Transfer Restrictions and Investment Representation.
5.1.    Nontransferability of Award. The Award may not be transferred by the Employee other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company, a trust or entity established by the Employee for estate planning purposes, or a charitable organization designated by the Employee or pursuant to a qualified domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of the Award in violation of this Agreement or the Plan, the Award and all rights hereunder shall immediately become null and void.
5.2.    Additional Restrictions. If the Employee is, or becomes, a person subject to any policy of the Company providing for recoupment of performance based compensation in the event of a restatement of the Company’s financial results, then Employee agrees the Award (and any cash issued with respect thereto) will be subject to such recoupment policy.

6.	Additional Terms and Conditions of Award.
6.1.    Withholding Taxes. The Company shall have the right to withhold from any cash payment under the Award and remit to the appropriate taxing authorities all taxes required to be withheld under applicable law, as determined by the Company in its sole and absolute discretion.
6.2.    Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or its acceptance by the Employee, or any provision of this Agreement or the Plan, give or be deemed to give the Employee any right to continued employment by or service to the Company, any Subsidiary, or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary, or any affiliate of the Company to terminate the employment or service of any person at any time.
6.3.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Employee or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.
6.4.    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Employee and his or her heirs, executors, administrators, successors, and assigns.
6.5.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to TRI Pointe Group, Inc., Attn: Chief Financial Officer, 19540 Jamboree Road, Suite 300, Irvine, California 92612, and if to the Employee, to the last known mailing address of the Employee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails, or (d) by express courier service. The notice, request, or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request, or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.6.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.7.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including without limitation, Section 4.2 relating to terms of Performance Awards, and shall be interpreted in accordance therewith. To the extent of any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. The Employee hereby acknowledges receipt of a copy of the Plan.
6.8.    Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties with respect to the Award and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the Award, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.
6.9.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
6.10.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement.
6.11.    Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
6.12.    Section 409A. This Agreement will be interpreted in accordance with Section 409A of the Code, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and will not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. If, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan or in this Agreement, the Employee agrees that the Employee (or the Employee’s estate or permitted beneficiary(ies)) will be solely responsible for the satisfaction of all taxes, interest, and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Award (including, without limitation, any taxes, interest, and penalties under Section 409A), and neither the Company nor its Affiliates will have any obligation to reimburse, indemnify, or otherwise hold the Employee (or the Employee’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest, or penalties.
[Signature page follows.]

TRI POINTE GROUP, INC.,
a Delaware corporation

By:	Name: Its:
Accepted this ______ day of [MONTH], [YEAR].

[NAME]

Attachment A
DEFINITIONS
For purpose of this Agreement, the following terms shall have the meanings set forth below:
“Adjusted Pre-Tax Income” means the income from continuing operations before taxes of the Company, as reported in the Company’s consolidated financial statements for the relevant periods, after such adjustments thereto as the Committee deems appropriate in its sole discretion (i) to exclude the effect of extraordinary, unusual, and/or nonrecurring items, including net income attributable to non-controlling interests, and changes in applicable accounting standards and (ii) to reflect such other factors as the Committee deems appropriate to fairly reflect pre-tax income.
“Cash Target Amount” means the product of (i) []% multiplied by (ii) the Employee’s annualized base salary for the fiscal year of the Company during which the Grant Date falls.
“Pre-Tax Income” means the sum of the Adjusted Pre-Tax Income over the Performance Period for each period in which Adjusted Pre-Tax Income is measured pursuant to the above definition of Adjusted Pre-Tax Income.
“Percentage of the Award that Vests” means the percentage set forth on Attachment B to this Agreement in the column labeled “Percentage of Cash Target Amount That Vests,” as determined based on the applicable Performance Level met for the Performance Period (as determined in accordance with Attachment B to this Agreement), or portion thereof, as applicable.
“Performance Measures” means the Performance Measures set forth on Attachment B to this Agreement.

Attachment B
PERFORMANCE MEASURES

Performance Level	[PERFORMANCE MEASURE]	Percentage of Cash Target Amount That Vests
Maximum	[] or above	[]%
Target	[]	[]%
Threshold	[]	[]%
Below Threshold	Below []	0%
The percentage of the Award that vests if [PERFORMANCE MEASURE] is between the “Threshold” and “Target” or “Target” and “Maximum” performance levels, as applicable, shall be determined by straight line interpolation. The Committee shall determine the portion of the Award that shall vest by multiplying the “Percentage of Award That Vests,” set forth above, by the Cash Target Amount.